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                                                                   EXHIBIT 10.12


                                                               February 21, 2001





John S. Loveman-Krelle
[Address]




                            PERSONAL AND CONFIDENTIAL

Dear John:

                  Last October you and Bristol-Myers Squibb Company ("Bristol-Myers Squibb") executed a letter agreement dated October 19, 2000 (the "2000 Agreement") that described the bonus payments and other incentives that you would receive in the event that Zimmer, Inc. ("Zimmer") was sold to a third-party entity on or before September 30, 2001. It now appears possible that Bristol-Myers Squibb may divest its interest in Zimmer through a "spin-off" transaction involving the distribution of Zimmer stock to Bristol-Myers Squibb shareholders (the "Spin-Off"). The Spin-Off may be preceded by a public offering of Zimmer shares (the "IPO"). During the divestiture process, we believe that operating the Zimmer business as usual is in the best interests of Bristol-Myers Squibb, Zimmer and its employees. To provide assurance to you and to help ensure that the Zimmer business is managed and operated efficiently and effectively both before and after the divestiture, Bristol-Myers Squibb and Zimmer wish to offer you the incentives described in this letter. If these incentives are satisfactory and you wish to participate, please sign and return this letter in the manner described on the last page of this letter.

                  The terms and conditions of this letter agreement will apply in the event of an IPO or Spin-Off of Zimmer that occurs on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, the consummation of the Spin-Off on or before March 31, 2002. In the event of a disposition of Zimmer which is not an IPO or Spin-Off occurring on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, if the Spin-Off is not completed on or before March 31, 2002, the terms and conditions of this letter agreement will terminate and will not apply. Please note that if Zimmer is sold to a third party entity on or before September 30, 2001, you will receive the bonus payments and other incentives subject to the conditions described in the 2000 Agreement.

                  As a member of the Zimmer management team, you are expected to carry out the duties and responsibilities of your job during the coming months. In addition, your assistance

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John S. Loveman-Krelle
February 21, 2001
Page 2


will be necessary to complete the divestiture process. For your extra efforts and cooperation in helping Bristol-Myers Squibb and Zimmer during this period, you will be provided with the following incentives, subject to all of the terms and conditions of this letter agreement:

1. SPECIAL STOCK OPTION AWARD. Effective on the date of the Spin-Off or, if it occurs first, the IPO (the "Effective Date"), you will receive an option to purchase shares of Zimmer stock with an economic value at the time of grant of $175,000 using a generally accepted valuation methodology. This option will be issued under a new option and equity compensation plan (the "Zimmer Stock Incentive Plan") that will be adopted by Zimmer's Board of Directors. Your option will vest in equal installments over a period of four years provided that you remain employed with Zimmer during that time, or as provided otherwise under the Zimmer Stock Incentive Plan. The exercise price will equal the fair market value of Zimmer stock at the time the option is granted.

2. SPECIAL RESTRICTED STOCK AWARD. As of the Effective Date, you will receive a grant of Zimmer restricted stock with a value (determined as if no restrictions applied) of $60,000. The restricted stock will vest in three equal installments on the third, fourth and fifth anniversaries of the grant of the award provided that you remain employed with Zimmer during that time. Any dividends that are payable on Zimmer stock will be paid to you on this restricted stock on a current basis. This restricted stock will also be issued under the Zimmer Stock Incentive Plan.

3. CONVERSION OF OUTSTANDING STOCK OPTIONS. Any Bristol-Myers Squibb stock options granted to you prior to the Effective Date (including, but not limited to, the options awarded to you on January 3, 2000 pursuant to a 50% reduction in target cash bonus under the Bristol-Myers Squibb Company Performance Incentive Plan ("PIP")) that are outstanding on the date of the Spin-Off, will be converted into new Zimmer stock options. The number of shares and the exercise price of your new Zimmer options will be determined by the Bristol-Myers Squibb Board of Directors based upon a conversion ratio that will be used for all Zimmer employees and that preserves any gains earned through the date of conversion. Your new Zimmer options will be vested in the same proportion that your Bristol-Myers Squibb options were vested and the nonvested portion of your new Zimmer options will vest from the original grant date of your Bristol-Myers Squibb options according to the vesting schedule in such Bristol-Myers Squibb options. Certain of your Bristol-Myers Squibb options were subject to a price appreciation threshold of 30% for a period of eight years following grant. Your new Zimmer options will also be subject to a 30% price appreciation threshold that will be based upon the adjusted exercise price of your Zimmer options and future share price appreciation of Zimmer shares subject to the requirement that the price appreciation threshold be met for 15 consecutive trading days.] Any Bristol-Myers Squibb stock options granted to you after the date of this letter agreement that are converted into new Zimmer stock options will reflect any applicable conditions to exercisability such as vesting requirements or price appreciation thresholds.

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John S. Loveman-Krelle
February 21, 2001
Page 3


4. 2001 PERFORMANCE INCENTIVE PLAN. Your 2001 payment under the PIP will be calculated in accordance with the following terms and conditions: (i) your full target bonus will be in effect in 2001; (ii) your payment will be based upon actual results versus targeted performance criteria through the Effective Date, subject to the established PIP payout schedule; (iii) if the Effective Date is on or before June 30, 2001, a six-month bonus payment will be made; (iv) if the Effective Date occurs after June 30, 2001, you will accrue additional months of bonus credit beyond six months subject to any applicable conditions of the PIP; and (v) your 2001 PIP payment will be made on December 15, 2001 and February 15, 2002 consistent with the current plan provisions, provided that you remain employed with Zimmer through the aforementioned payment dates.

5. SPECIAL SEVERANCE UPON TERMINATION OF EMPLOYMENT. In addition to the other payments specified in this letter agreement, you may be eligible for special severance payments pursuant to either (A) or (B) below (note that should you become reemployed by Bristol-Myers Squibb or any of its affiliates following your receipt of severance payments, you may be obligated to repay a portion of any severance payments as required by the Bristol-Myers Squibb Company Severance Plan ("BMS Severance Plan")). The special severance payments described in this letter agreement will be in lieu of, and not in addition to, the severance (if any) that might ordinarily have been payable to you under the terms of the BMS Severance Plan.

      A. EMPLOYMENT CONTINUED BY ZIMMER BUT TERMINATED WITHIN 12 MONTHS. In the event that your employment with Zimmer is initially continued after the Effective Date, but is subsequently terminated prior to the first anniversary of the date of the Spin-Off, and you do not at such time become reemployed by Bristol-Myers Squibb or any of its affiliates, you will receive severance "make-up" benefits (in lieu of any amount payable pursuant to the BMS Severance Plan). The severance benefits hereunder, when combined with any severance payments from Zimmer for which you may be eligible, will increase your total severance benefits under this paragraph to an amount equal to one year of your base salary at the rate in effect on the date immediately prior to the Effective Date (regardless of the amount that you would otherwise be entitled to receive under the terms of the BMS Severance Plan, unless such amount would be greater than one year of your base salary, in which case your total severance amount will be increased to such greater amount). The severance make-up benefits described in this paragraph will be paid to you in accordance with the payment schedule and subject to all of the terms and conditions of the BMS Severance Plan in effect as of the Effective Date, (including but not limited to the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable).

      B. EMPLOYMENT NOT CONTINUED BY ZIMMER. In the event that your employment is not continued by Zimmer as of the Effective Date, and you have neither been

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John S. Loveman-Krelle
February 21, 2001
Page 4


            retained nor reemployed by Bristol-Myers Squibb at such time, you will be eligible to receive a severance benefit in an amount equal to one year of your base salary at the rate in effect on the date immediately prior to the Effective Date, (regardless of the amount that you would otherwise be entitled to receive under the terms of the BMS Severance Plan, unless such amount would be greater than one year of your base salary, in which case your total severance amount will be increased to such greater amount). The severance benefits described herein will be paid to you in accordance with the payment schedule and subject to all of the terms and conditions of the BMS Severance Plan in effect as of the Effective Date, (including but not limited to the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable). You acknowledge and agree that, in the event that Zimmer provides severance payments to you, whether through contractual obligation or otherwise, the amount of severance payments that you actually receive from Zimmer will set off and reduce Bristol-Myers Squibb's obligations under this subparagraph (B) on a dollar-for-dollar basis.

6. VESTING IN PENSION PLAN AND SAVINGS PLAN. In addition to the incentives specified in this letter agreement, your unvested benefits under the Bristol-Myers Squibb Company Retirement Income Plan and the Bristol-Myers Squibb Company Savings and Investment Program will become fully vested as of the consummation of the Spin-Off.

7. CONDITIONS OF THIS LETTER AGREEMENT. The incentive payments and benefits described in this letter agreement are contingent upon: (a) the Effective Date occurring on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, the consummation of the Spin-Off on or before March 31, 2002; (b) your continuous employment with Zimmer through and including the date of the relevant award, and your cessation of employment within the Bristol-Myers Squibb controlled group (as defined under section 1563(a) of the Internal Revenue Code) as a result of the Spin-Off; (c) your execution on the date of the consummation of the Spin-Off, and the effectiveness, of a general release in favor of Bristol-Myers Squibb, its affiliates, and others related to such entities (including but not limited to their directors, officers, employees) and a limited release of Zimmer, its affiliates, and others related to such entities (including but not limited to their directors, officers, employees) with respect to Zimmer's obligations in connection with the Spin-Off, in form and substance satisfactory to Bristol-Myers Squibb and Zimmer, (d) your honoring the need for strict confidentiality regarding the IPO and the Spin-Off and the terms of this letter agreement, neither of which should be discussed with anyone (other than your personal financial or legal advisors) without the express and specific permission of George P. Kooluris, Senior Vice President, Corporate Development, it being acknowledged that matters relating to the IPO and the Spin-Off (except the terms of this letter agreement) may be discussed only with employees of Bristol-Myers Squibb and its

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John S. Loveman-Krelle
February 21, 2001
Page 5


affiliates and their legal and financial advisors who are participating in the IPO and the Spin-Off process and no others (and then only with those individuals on a "need to know" basis); (e) your providing full support and cooperation in the best interests of Bristol-Myers Squibb and Zimmer up to and including the date of the Spin-Off; and (f) following the Spin-Off, your taking no action, excluding normal competitive activity not contrary to law and not inconsistent with your other contractual obligations to Bristol-Myers Squibb, Zimmer or their affiliates, but including any actions prohibited by this letter agreement, which would be considered contrary to the best interests of Bristol-Myers Squibb, Zimmer or their affiliates.

8. NON-COMPETE AND NON-SOLICITATION. As a condition to your receipt of any payments or benefits under this letter agreement, you agree that, for a period commencing on the date of your execution of this letter agreement and ending on the date which is one year after the consummation of the Spin-Off you will not, directly or indirectly, (i) own, manage, control or participate in the ownership, management or control of, be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of Zimmer or any of its affiliates in the United States of America or any of the countries in which Zimmer or any of its affiliates is doing business, (ii) solicit on behalf of any other corporation, partnership, proprietorship, firm, association, or other business entity, any person or business that is a customer or supplier of Zimmer or any of its affiliates, or (iii) solicit for employment, hire, employ, or retain in any capacity (including but not limited to as an employee, director, independent contractor, consultant or otherwise), other than for employment within Zimmer or its affiliates in conjunction with the IPO and Spin-Off or within Bristol-Myers Squibb or its affiliates, any person who is employed or otherwise engaged on a full or part-time basis by Bristol-Myers Squibb or its affiliates (including but not limited to Zimmer). You understand and agree that a breach by you of this paragraph would be a material breach of your obligations under this letter agreement, and that, if any amounts have been provided to you under the terms of this letter agreement prior to any such breach, in addition to any other remedy that may be available to Bristol-Myers Squibb in law or at equity, upon demand, you will promptly return all such amounts to Bristol-Myers Squibb or Zimmer as appropriate.

9. NOT AN EMPLOYMENT AGREEMENT. The terms of this letter agreement neither bind you to continued employment with Bristol-Myers Squibb, Zimmer, their affiliates or any successor thereto, nor confer any rights upon you with respect to the continuation of employment by Bristol-Myers Squibb, Zimmer, their affiliates or any successor thereto.

10. WITHHOLDING. It is understood and agreed that all amounts, payments or benefits payable to you as described in this letter agreement represent gross amounts (as opposed to net after-tax amounts), and that Bristol-Myers Squibb, Zimmer or its affiliates or agents are hereby authorized

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John S. Loveman-Krelle
February 21, 2001
Page 6


to withhold any and all applicable withholdings and taxes from any such amounts, payments or benefits.

11. EXCLUSIVE RETENTION AND SEVERANCE BENEFIT. In the event that any or all other employees of Zimmer receive or are offered either a retention or similar bonus payable upon or in connection with the IPO or the Spin-Off (a "Retention Bonus"), or an enhanced severance benefit payable upon or in connection with the IPO or the Spin-Off, you understand and agree that you will not be eligible to receive such Retention Bonus or enhanced severance benefit, except as explicitly set forth in this letter agreement.

12. RETURN OF COMPANY PROPERTY AND USE OF COMPANY PERQUISITES. In the event of your separation from Bristol-Myers Squibb, Zimmer or their affiliates (whether prior to or in connection with the IPO or Spin-Off), you agree to return all property belonging to Bristol-Myers Squibb, Zimmer or their affiliates (including but not limited to any company laptop or computers, and other equipment, documents and property belonging to Bristol-Myers Squibb, Zimmer or their affiliates) upon such separation (in accordance with the normal practice relating thereto); provided, however, at Zimmer's discretion, you may continue to retain use of your employer-provided automobile.

13. GOVERNING LAW; JURISDICTION. This letter agreement will be governed by and construed under the laws of the State of New York, without regard to its principles of conflict of laws. You and Bristol-Myers Squibb agree to submit to the jurisdiction of the courts of the state of New York in the event of any dispute regarding this letter agreement.

Please acknowledge your understanding of and agreement to the provisions of this letter agreement by signing and returning a copy of this letter to me by March 9, 2001.

Very truly yours,



George P. Kooluris
Senior Vice President
Corporate Development
Bristol-Myers Squibb Company


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John S. Loveman-Krelle
February 21, 2001
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John S. Loveman-Krelle
Zimmer, Inc.



AGREED TO AND ACCEPTED:


___________________________________


DATE:  ____________________________